Key Senior Talent Equity Performance Program
GRANT NOTICE
This Notice sets forth the economic terms of a Performance Unit Award granted under the First Solar, Inc. 2010 Omnibus Incentive Compensation Plan. This Grant Notice, together with the Performance Unit Award Agreement Form Perf Unit-001 (the terms of which are incorporated into this Grant Notice by reference), constitute the Award Agreement for this Performance Unit Award under the Key Senior Talent Equity Performance Program (“KSTEPP”).

Participant:
# Performance Units (“PUs”):	xx,000
Grant Date:	May 7, 2012
Performance Period:	April 1, 2012 – March 31, 2020[1]
Rolling Annual Period:	Any 12-month period beginning and ending on a calendar quarter during the Performance Period. For the sake of clarity, the first Rolling Annual Period will end on March 31, 2013.
Threshold Performance Goal:
Achievement in any Rolling Annual Performance Period of Operating Income of $400 million. This Performance Unit Award shall not vest prior to the date the Committee certifies that the Threshold Performance Goal has been achieved, except in the case of a Change of Control as described below.

Vesting:	Vested Portion	Vesting Condition
	33-1/3%	At least 1.35 gigawattsDC modules sold in sustainable markets and 13% Cash Adjusted Return on Invested Capital (the “Partial Vesting Condition”)
	100% (reduced by any previously vested portion)	At least 2.8 gigawattsDC modules sold in sustainable markets and 15% Cash Adjusted Return on Invested Capital (the “Full Vesting Condition”)

This Award, or a portion hereof, shall vest on the last day of a Rolling Annual Period ending on or after December 31, 2014 in which the Partial Vesting Condition or the Full Vesting Condition is satisfied (each such date, a “Vesting Date”), subject to the vesting acceleration described below.
This Award shall not vest unless Participant is continuously employed by First Solar, Inc. or an affiliate through the applicable Vesting Date, unless Participant is eligible for a pro-rata settlement as provided for in the Forfeiture section below.

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1 Start Date updated for new hires; achievement of threshold metric and vesting conditions must not be substantially certain.

Vesting Acceleration (Change of Control):
Upon the occurrence of a Change of Control that occurs during the Performance Period, regardless of whether the Threshold Performance Goal has been achieved, Participant shall vest in 25% of the then unvested portion this Award. The Committee has discretion to accelerate the vesting of this Award in a Change of Control situation and to amend this Award to increase the vested percentage payable upon the occurrence of a Change of Control.
On at least an annual basis (and at any time when a Change of Control is anticipated), the Committee shall review the Company’s progress towards achievement of either the Partial of the Full Vesting Condition and evaluate whether it is appropriate to amend this Award (or exercise its discretion, in the case of an anticipated Change of Control) to provide accelerated vesting of a higher portion of the Award.
For the avoidance of doubt, the provisions of section 3 “Impact of a Change in Control on Equity Compensation Awards” in the Change of Control Severance Agreement between Participant and the Company, if any, shall not apply to this Award.

Forfeiture:
This Award shall be forfeited on termination of employment unless (i) Participant is employed on either Vesting Date, if any, in which case Participant is eligible for a full settlement of the vested tranche (and a pro-rata settlement of the non-vested tranche as set forth in clause (ii), if any), as described in the Settlement section below or (ii) such termination of employment occurs prior to a Change of Control on account of Participant’s death, “Disability”, termination of employment without “Cause” or “Retirement” and thereafter either Vesting Date occurs, in which case Participant shall be eligible for a pro-rata settlement as described in the Settlement section below. For this purpose, “Disability” and “Cause” shall have the meanings ascribed to them in the employment agreement between Participant and the Company, and Retirement shall mean Participant’s employment termination for any reason other than “Cause” on or after attainment of age 62.
This Award shall expire and be forfeited with respect to the unvested portion thereof if the Threshold Performance Goal and Vesting Condition(s) are not satisfied as of the last day of the Performance Period.

Settlement of Award:
Full Settlement: Where Participant is eligible for full settlement of this Award or any portion thereof, as soon as administratively practical but in any event no later than the March 15th of the calendar year following the applicable Vesting Date, Participant shall receive one fully vested Share for each vested Performance Unit.
Pro-Rata Settlement: Where Participant is eligible for a pro-rata settlement of this Award or any portion thereof because Participant had a termination of employment described above prior to the occurrence of a Vesting Date, as soon as administratively practical but in any event no later than the March 15th of the calendar year following such Vesting Date, Participant shall receive a pro-rata number of fully vested Shares for each Performance Unit subject to this Award (which number shall be determined by multiplying (i) the number of Performance Units that would have vested on the applicable Vesting Date had Participant remained employed until such Vesting Date by (ii) a fraction, (a) the numerator of which is the number of days Participant was employed by the Company during the Performance Period up to the date of termination, and (b) the denominator of which is the number of days from and after the first day of the Performance Period through such Vesting Date), rounding up to the next whole Performance Unit. If Participant becomes eligible for a pro rata settlement this Award, then upon pro rata settlement of the 100% vested tranche the remainder of this Award shall be forfeited.

Settlement of Taxes and Establishment of 10b5-1 Plan
Tax withholding on this Award shall be settled by selling the number of Shares necessary to cover the tax withholding and related sales commission. Participant acknowledges that his or her instruction to sell that number of Shares necessary to cover the tax withholding and related sales commission is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (a “10b5-1 Plan”).
Covenant to Timely Make Representation Regarding No Possession of Material Nonpublic Information. As a condition to receiving this Award, Participant will represent to the Company (by signing below and returning to Stock Plan Administration) as of the first business day of the first open trading window under the Company's Insider Trading Policy occurring on or after the Grant Date of this Award that Participant is not aware of any material, nonpublic information with respect to the Company or any securities of the Company (and Participant shall be bound to make such covenant as of such date), unless Participant notifies the Company in writing that (a) Participant shall be unable to make such representation on such date, in which case such representation shall be made as of the first date in an open trading window that Participant shall be so able, or (b) Participant does not wish the 10b5-1 Plan described herein to be established on such date with respect to this Award (in which case Participant shall have made other arrangements to satisfy Participant's likely tax expense on terms and conditions satisfactory to the Company).
Establishment Date of 10b5-1 Plan. The 10b5-1 Plan described herein shall be established on the first date that Participant makes the representation regarding material nonpublic information described in the preceding paragraph. In the event that the 10b5-1 Plan is not established on or before the vesting date of this Award, the Committee may in its discretion delay settlement of this Award until such date as Participant shall legally be permitted to sell sufficient Shares to cover the tax withholding and commissions, or provide for the satisfaction of the withholding taxation by causing the Company to withhold shares upon settlement of this Award.

10b5-1 Plan.
1.
Participant hereby authorizes E*TRADE Securities or such other broker as the Company may designate from time to time (the “Broker”) to sell the number of Shares necessary to cover the tax withholding and related sales commission related to the settlement of this Award; provided Participant shall not have had any “purchases” in the six (6) month period preceding the sale that would give rise to Section 16(b) short swing trading liability.

2.	Participant acknowledges that the Broker is under no obligation to arrange for such sale at any particular price.
3.	Participant hereby appoints the Company as Participant's agent and attorney-in-fact to instruct the Broker with respect to the number of Shares to be sold under this 10b5-1 Plan.
4.
Participant acknowledges that Participant will be responsible for all brokerage fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale.

5.
Participant acknowledges that it may not be possible to sell Shares during the term of this 10b5-1 Plan due to (a) a legal or contractual restriction applicable to Participant or to the Broker, (b) a market disruption, (c) rules governing order execution priority on the NASDAQ Global Market, (d) a sale effected pursuant to this 10b5-1 Plan that fails to comply (or in the reasonable opinion of the Broker's counsel is likely not to comply) with Rule 144 under the Securities Act of 1933, (e) the Company determining that sales may not be effected under this 10b5-1 Plan or (f) the existence of a purchase by Participant in the six (6) month period preceding the sale that would give rise to Section 16(b) short swing trading liability.

6.	Participant acknowledges that this 10b5-1 Plan is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption of 10b5-1 plans.

Representation Regarding Material Nonpublic Information

By signing below, the Participant identified below represents that the Participant is not aware of any material, nonpublic information with respect to the Company or any securities of the Company as of the date signed.

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Signature	Date
<<Participant Name>>